EXHIBIT 12

CENTRAL POWER AND LIGHT COMPANY (CONSOLIDATED)
RATIO OF EARNINGS TO FIXED CHARGES
FOR THE TWELVE MONTHS ENDED JUNE 30, 2000
(Thousands Except Ratio)
(Unaudited)


Operating Income                                $302,582


Adjustments

   Income taxes                                  73,190
   Provision for deferred income taxes           27,785
   Deferred investment tax credits               (5,207)
   Other income and deductions                    8,327
   Allowance for borrowed and equity funds
        used during construction                  6,266


          Earnings                             $412,943




Fixed Charges:

   Interest on long-term debt                   $90,626
   Interest on short-term debt and other         19,183
   Distributions on Trust Preferred Securities   12,000


          Fixed Charges                        $121,809




Ratio of Earnings to Fixed Charges                 3.39